UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[   ]   Preliminary Proxy Statement
[   ]   Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ X]   Definitive Proxy Statement
[   ]   Definitive Additional Materials
[   ]   Soliciting Material Pursuant to §240.14a -12

PremierWest Bancorp (Name of Registrant as Specified in Its Charter) __________________________________ (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
[ ]	$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:
2)	Aggregate number of securities to which transaction applies:
3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4)	Proposed maximum aggregate value of transaction:
5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
Form or Schedule and the date of its filing.
1)	Amount Previously Paid:
2)	Form, Schedule or Registration No.:
3)	Filing Party:
4)	Date Filed:

PremierWest Bancorp

NOTICE OF ANNUAL MEETING

AND PROXY STATEMENT

MAY 24, 2007

(This page intentionally left blank)

PREMIERWEST BANCORP 503 Airport Road Medford, Oregon 97504

___________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD May 24, 2007
___________________________________________________

To the shareholders of PremierWest Bancorp:

     Notice is hereby given that the annual meeting of shareholders of PremierWest Bancorp will be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday, May 24, 2007, at 1:30 p.m. for the following purposes:

(1)	To elect directors to serve one-year terms or until their successors are duly elected and qualified;

(2)	Approve an amendment to the 2002 Stock Incentive Plan to increase the number of authorized shares available under the plan; and

(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 30, 2007, as the record date. Only shareholders of record as of the close of business on the record date are entitled to notice of and to vote at the meeting or any adjournments thereof. Further information regarding voting rights and the business to be transacted at the meeting is presented in the proxy statement.

     You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we encourage you to complete, sign, date and promptly return the attached proxy using the envelope provided to ensure that your shares are represented regardless of the number you own.

     The officers and personnel, who serve you, genuinely appreciate your continued interest in the affairs of PremierWest Bancorp, its growth and development.

April 10, 2007

BY ORDER OF THE BOARD OF DIRECTORS

Richard R. Hieb Senior Executive Vice President Secretary

(This page intentionally left blank)

PREMIERWEST BANCORP 503 Airport Road Medford, Oregon 97504 PROXY STATEMENT

     This proxy statement, proxy card, Notice of Annual Meeting of Shareholders, and the 2006 Annual Report are being furnished to shareholders of PremierWest Bancorp ("Bancorp") in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders to be held at the Rogue Valley Country Club located at 2660 Hillcrest Road, Medford, Oregon, on Thursday May 24, 2007, at 1:30 p.m. This proxy statement and related materials are being mailed to shareholders on or about April 10, 2007.

Summary of Proposals

     At the meeting, shareholders will vote to elect a board of directors to serve until the annual meeting of shareholders in 2008. The Board of Directors has nominated John L. Anhorn, Richard R. Hieb, James M. Ford, John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson, and John B. Dickerson as directors. All of the nominees are current board members. The Board of Directors unanimously recommends voting for all of the nominees. For more information about the director nominees and related information pertinent to the election of directors, please refer to the information set forth in Proposal No. 1.

     The Board of Directors adopted an amendment to the 2002 Stock Incentive Plan (the “Plan”) to increase the number of shares authorized under the Plan from 943,891 to 1,943,891. The Board of Directors unanimously recommends voting for the amendment. For more information about the amendment to the Plan and a summary of the Plan, please refer to the information set forth in Proposal No. 2.

VOTING AT THE MEETING

Who May Vote

     Only the shareholders shown on our records as of March 30, 2007, are entitled to notice of, and to vote at, the meeting. Holders of Series A Preferred stock are not eligible to vote on the matters presented in Proposal No. 1 and Proposal No. 2.

Voting Your Shares

     You may vote your shares at the meeting either in person or by proxy. You may also vote by telephone or via the internet. For more information regarding how to vote using either of these two methods, please refer to the information on the proxy card.

     Each share is entitled to one vote. If your shares are held by a broker, bank or other nominee (in "street name") you must give voting instructions to that nominee. If your shares are held in street name, you must contact the nominee holder of the shares to revoke a proxy or to change your vote. You will not be able to vote or revoke a proxy at the meeting if your shares are held in street name.

Voting by Proxy

     Even if you intend to attend the meeting, we recommend that you vote by proxy. The Board of Directors has designated John L. Anhorn and Richard R. Hieb to serve as proxy holders for the meeting and their names appear on the proxy card. You may vote your shares by marking the enclosed proxy card to indicate your vote on the matters presented at the meeting and the proxy holders will vote your shares as instructed. If no instructions are given, the proxy will be voted FOR the election of all nominees for directors; FOR approval of amendment to the 2002 Stock Incentive Plan; and in the proxy holder's discretion on any other matters that may properly come before the shareholders at the meeting.

Determining a Quorum

     A majority of the outstanding shares of common stock must be represented at the meeting, in person or by proxy, to constitute a quorum for the transaction of business. If you attend the meeting or submit a proxy but abstain from voting on a given matter, your shares will count as present for determining a quorum. If you do not sign your proxy, your shares can not be voted at the meeting and your shares will not count as present for determining a quorum.

Counting Votes

     Directors are elected by a plurality of votes, which means that the nominees receiving the most votes will be elected regardless of the number of votes cast in favor of each nominee. You may not accumulate votes.

Revoking a Proxy

     The Board of Directors is soliciting proxies in the form enclosed. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote. A proxy may be revoked by a holder of record prior to its exercise at the meeting by (a) presenting a proxy bearing a later date; (b) by submitting a written revocation to Richard R. Hieb, Senior Executive Vice President & Corporate Secretary, at PremierWest Bancorp, P.O. Box 40, Medford, Oregon 97501, prior to commencement of the meeting; or (c) if the shareholder is present at the meeting, by oral request or submission of such an instrument of revocation at the meeting. A shareholder attending the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. Attendance at the meeting will not, of itself, revoke a proxy.

Director and Officer Stock Ownership

     Our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock. As of March 8, 2007, there were 16,217,860 shares of common stock issued and outstanding and entitled to vote at the meeting; and there were 11,000 shares of Series A Preferred Stock issued and outstanding; none of which are entitled to vote at the meeting. As of March 8, directors, executive officers, and principal shareholders, together with their affiliates, had beneficial ownership of 2,363,334 common shares; of which 1,580,854 shares are entitled to vote. These shares represent 9.75% of the total shares outstanding and entitled to vote at the meeting.

Cost of Proxy Solicitation

     PremierWest Bancorp will bear the cost of this proxy solicitation. We do not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy material to principals and obtaining their proxies. In addition to solicitation of proxies by mail, we may also use officers and regular employees to solicit proxies from shareholders, either in person or by telephone, fax, or letter, without extra compensation.

Shareholders are requested to complete, date, and sign the accompanying proxy card and return it promptly in the envelope provided.

BUSINESS OF THE MEETING

The following matter will be presented for shareholder action at the annual meeting:

PROPOSAL No. 1

Election of Directors

     In accordance with our Bylaws, the Board of Directors has established the number of directors at eleven (11). Directors are elected by the shareholders at the annual shareholders' meeting and serve until the next annual meeting or until their successors are elected and qualified. The Board of Directors has nominated the following persons to serve as directors for the ensuing year.

Nominees

     The named nominees all served as Directors of Bancorp and its subsidiary PremierWest Bank during 2006.

Name of Nominee	Age	Director Since*

John L. Anhorn	64	1998
Richard R. Hieb	62	1998
James M. Ford	49	2006
John A. Duke	68	1990
Patrick G. Huycke	57	1994
Rickar D. Watkins	60	2000
Brian Pargeter	64	2000
Dennis N. Hoffbuhr	58	1990
Thomas R. Becker	55	2000
James L. Patterson	67	1999
John B. Dickerson	66	2004

*Includes service on PremierWest Bank and predecessor, Bank of Southern Oregon.

     The proxy holders intend to vote FOR the election of the nominees listed above. If any nominee is unwilling or unable to serve, the proxy will be voted by the individuals named in the proxy for such substitute nominee as the Board of Directors may designate. Management has no reason to believe any nominee will be unavailable.

NOMINEES FOR DIRECTORS

     John L. Anhorn is the current Chief Executive Officer, and former President, of PremierWest Bancorp and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Anhorn is a member of the Executive Committee. Mr. Anhorn also serves as a Director and the Chief Executive Officer of PremierWest Bancorp's subsidiary PremierWest Bank. Mr. Anhorn previously served as President of Western Bank until April 1997, when Western Bank was acquired by Washington Mutual Bank. Mr. Anhorn has over forty (40) years experience in the banking industry.

     Richard R. Hieb is the Senior Executive Vice President & Chief Operating Officer and Secretary of PremierWest Bancorp and has been a director since its formation and served as a director of its predecessor, Bank of Southern Oregon, since May 1998. Mr. Hieb is a member of the Executive Committee. Mr. Hieb also serves as a Director and the Senior Executive Vice President & Chief Operating Officer of PremierWest Bank. Previous to his employment with PremierWest Mr. Hieb was Executive Vice President & Chief Administrative Officer of Western Bank, until it was acquired by Washington Mutual Bank in April 1997. Mr. Hieb has in excess of forty (40) years experience in the banking industry.

     James M. Ford is the President and director for PremierWest Bancorp and its subsidiary PremierWest Bank. Before joining the Company in 2006, Mr. Ford previously served as Executive Vice President of Planning and Development for the Regional Banking Group with Bank of the West in Walnut Creek, California. He was Executive Vice President & Chief Operating Officer for $1.2 billion Union Safe Deposit Bank, until it was acquired by Bank of the West. Mr. Ford began his banking career with First Interstate Bank, eventually serving as Area Manager in Medford, responsible for all branch activities in the Rogue Valley before joining Union Safe Deposit Bank. He graduated in 1980 from the University of Oregon and is a 1992 graduate of the Pacific Coast Banking School. Mr. Ford has over 26 years of experience in the Banking industry. Mr. Ford is a member of the Executive Committee.

     John A. Duke is the Chairman of the Board and has served in that capacity with PremierWest Bancorp since its formation and served as a director with its predecessor, Bank of Southern Oregon, since its organization in 1990. Mr. Duke serves as Chairman of the Company's Executive and Compensation Committees. Mr. Duke also served as a Director for Jefferson State Bank, Medford, Oregon, until First Interstate Bank acquired it. Mr. Duke is the owner of Superior Athletic Clubs, Medford, Oregon and is a self-employed investment manager.

     Patrick G. Huycke has served as a Director of PremierWest Bancorp since its formation, and served as a director of its predecessor, Bank of Southern Oregon, since 1994. Mr. Huycke is the Vice Chairman of the Board of Directors. Mr. Huycke is an attorney with Huycke, O'Connor & Jarvis, LLP. Mr. Huycke is a member of the Company's Executive and Compensation Committees. Mr. Huycke received his law degree from Willamette University and has practiced law since 1975.

     Rickar D. Watkins previously served as a Director of United Bancorp and its subsidiary Douglas National Bank from 1993 until its merger with PremierWest Bancorp in May, 2000, at which time he joined the board of PremierWest Bancorp. Mr. Watkins is the President of a medical supply company he founded in 1974.

     Brian Pargeter previously served as a Director of United Bancorp and its subsidiary Douglas National Bank until its merger with PremierWest Bancorp in May, 2000, at which time he joined the board of PremierWest Bank. Mr. Pargeter was elected to the board of PremierWest Bancorp in 2002 and serves on the Executive, Compensation and Audit Committees of the Company. Mr. Pargeter is President and majority owner of Umpqua Insurance Agency, where he has been employed since 1967.

     Dennis N. Hoffbuhr has served as a Director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since its formation in 1990. Mr. Hoffbuhr is the owner and President of Hoffbuhr and Associates, Inc., a land surveying and land use planning firm in Medford, Oregon. Mr. Hoffbuhr is a registered land surveyor certified by the Oregon State Board of Engineering Examiners.

     Thomas R. Becker was a Director of United Bancorp, which was acquired through a merger with PremierWest Bancorp and joined the board as a result of that merger. Mr. Becker serves on the Company's Audit Committee. Mr. Becker has served as Executive Director of the Rogue Valley Manor, a continuing care retirement community in Medford, Oregon since 1978. In 1990, he became the Chief Executive Officer of Pacific Retirement Services, Inc., the parent corporation of 28 organizations providing housing and related services to over 3,000 seniors in Oregon, California and Texas. Mr. Becker also serves as a Director of Lithia Motors, Inc., a public corporation headquartered in Medford, Oregon.

     James L. Patterson has served as a Director of PremierWest Bancorp since its formation and served as a director of its predecessor, Bank of Southern Oregon, since 1999. Mr. Patterson also serves as Chairman of the Company's Audit Committee and is a member of the Executive and Compensation Committees. Mr. Patterson retired from Pacific Power & Light with thirty-four (34) years of service. He is a self-employed business consultant.

     John B. Dickerson previously served as a Director of Mid Valley Bank until its merger with PremierWest Bank in January 2004, at which time he joined the Board of PremierWest Bancorp. Mr. Dickerson served as Chief Executive Officer of Mid Valley Bank from 1990 until its merger with PremierWest in January 2004, at which time he retired. Mr. Dickerson is a member of the Audit Committee.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES SET
FORTH ABOVE TO SERVE AS DIRECTORS OF THE COMPANY

OTHER EXECUTIVE OFFICERS

     In addition to Mr. Anhorn, Mr. Hieb and Mr. Ford, whose information is set forth in the Nominees for Director section, the age, business experience, and position of executive officers of PremierWest Bancorp and its subsidiary PremierWest Bank is as follows:

     Tom Anderson, age 56, serves as Executive Vice President & Chief Financial Officer for PremierWest Bancorp and its subsidiary PremierWest Bank. Mr. Anderson previously served as a Director of VRB Bancorp and its subsidiary Valley of the Rogue Bank until its acquisition by Umpqua Holdings Co. in December 2000. Mr. Anderson served as VRB Bancorp's Executive Vice President & Chief Operating Officer and Corporate Secretary, and Valley of the Rogue Bank's Executive Vice President & Chief Operating Officer until June of 1999. Prior to joining Valley of the Rogue Bank in 1977, Mr. Anderson was employed by Bank of America. He has in excess of thirty-five (35) years of experience in the Banking industry.

     Jim Earley, age 52, serves as Executive Vice President & Chief Credit Officer for PremierWest Bank. Mr. Earley previously served as a Credit Administrator in various banking groups at US Bank from 1993 until 2001. He served as a Credit Examiner with the Farm Credit Administration from 1986 to 1990, a Senior Credit Examiner with Wells Fargo Bank from 1990 to 1993, and a lender with the Department of Commerce prior to 1990. Mr. Earley holds a Master of Science degree from Oregon State University in Agricultural and Resource Economics, as well as two undergraduate degrees. He has twenty-four (24) years of experience in the financial services industry.

     Bob DuMilieu, age 58, serves as Executive Vice President over Branch Administration. Mr. DuMilieu has thirty eight (38) years of banking experience and was hired by PremierWest in April 2002 as Senior Vice President and Regional Manager for Oregon. Prior to joining PremierWest he served as Regional Manager for Western Bank and Washington Mutual Bank. Mr. DuMilieu is a past state President (1975-76) of the Oregon Jaycees; he attended Southern Oregon State University and is a graduate of Pacific Coast Banking School.

COMPOSITION OF THE BOARD

      In October, 2006, the Board, in accordance with the Bylaws, adopted a resolution increasing the size of the Board from 10 members to 11 members to accommodate the promotion of James Ford to President and his appointment to the Board of Directors. In compliance with the NASD listing standards, the Board of Directors is comprised of a majority of independent directors. The Board has reviewed the relationships between non-management directors, management of Bancorp and PremierWest Bank. Based on its review, the Board determined that John A. Duke, Patrick G. Huycke, Rickar D. Watkins, Brian Pargeter, Dennis N. Hoffbuhr, Thomas R. Becker, James L. Patterson and John B. Dickerson are all independent as defined in the NASD listing standards.

     Because we are a community bank, one of the more important criteria for serving on the Board of Directors is each director’s active involvement in the communities in our markets. Consequently, many of the board members are businessmen in the communities in which they live. In making its determination, the Board considered the various business relationships that exist between the Company and the companies of certain individual board members. The Company has used Mr. Huycke’s law firm to handle routine legal issues; has purchased insurance products through Mr. Pargeter’s insurance company; and stores its aircraft with Medford based, Superior Air Center, Inc., which is owned by Mr. Duke. In all three cases, the board determined that each of these business relationships are in the ordinary course of business and the payments going to each person are nominal in amount, immaterial, and do not affect the ability of each individual to exercise independent judgment.

      Bancorp has not adopted a formal policy requiring that all board members attend the annual meeting of shareholders; however, all board members are encouraged to attend all shareholders' meetings. Last year, nine of ten board members were in attendance at the annual meeting of shareholders.

      The full Board of Directors held eight (8) meetings during 2006. Eight of the director nominees attended one hundred (100) percent of the total number of meetings held in 2006. Two of the director nominees, Patrick Huycke and Rickar Watkins, attended seven (7) meetings or eighty eighty-percent (88) of the total number of meetings held in 2006. Director James Ford attended two (2) meetings or one hundred (100) percent of the board meetings held subsequent to his appointment as a director.

Board Committees

      During 2006, the Board of Directors of Bancorp maintained an Audit Committee; Compensation Committee; Executive Committee and a Nomination Committee, which is a subcommittee of the Executive Committee. The Audit Committee, Compensation Committee and Nomination Committee are all comprised of independent directors in compliance with the NASD listing standards.

Audit Committee

     The directors currently serving on the Audit Committee are James L. Patterson (Chairman), John Dickerson, Brian Pargeter and Thomas Becker. Each member has the requisite employment and experience necessary and appropriate to serve on the Audit Committee. None of the current members have been designated as an "audit committee financial expert." However, in accordance with the NASD listing standards, at least one member possesses employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

     The Audit Committee is responsible for oversight of the accounting, auditing and financial reporting processes, including the review and preparation of financial information disclosed to the public; monitoring the internal controls over financial accounting; and the performance and selection of the independent auditors. The Audit Committee is also responsible for receiving and investigating all inquiries and complaints relating to Bancorp's accounting and auditing procedures and policies. The Board has adopted an Audit Committee charter that is available on its website at www.premierwestbank.com.

     The Audit Committee held six (6) meetings during 2006. All committee members attended one hundred (100) percent of the total number of meetings held in 2006.

Executive Committee

     In accordance with the Bancorp Bylaws, the Board of Directors has designated an Executive Committee which is comprised of eight (8) members, a majority of which the Board of Directors has determined to be independent in accordance with the NASD listing standards. The Committee members are John Duke, Patrick Huycke, James L. Patterson, Brian Pargeter, John Anhorn, Richard Hieb, James Ford and Tom Anderson. Mr. Anderson is not a voting member. Mr. Anhorn, Mr. Hieb, Mr. Ford are not independent and do not participate in any deliberations or vote on matters of which the NASD listing standards require be performed by independent board members.

     The Executive Committee is responsible for designing, implementing and monitoring corporate governance policies and a code of ethics, evaluating the performance of the full Board, identifying qualified director nominees, and ensuring compliance with the NASD listing standards and other corporate governance regulations promulgated under the Sarbanes-Oxley Act of 2002. The Executive Committee delegates its duties relative to selection of director nominees to a Nominating Committee comprised solely of independent members of the Executive Committee. The Executive Committee has adopted a charter that is available on PremierWest's website at www.premierwestbank.com.

     The Executive Committee held eight (8) meetings during 2006, and all committee members attended one hundred (100) percent of those meetings. Mr. Ford attended 100% of the meetings held subsequent to his employment with the Company.

Compensation Committee

      The Compensation Committee is comprised of John Duke, Patrick Huycke, James L. Patterson and Brian Pargeter. The Compensation Committee is responsible for establishing the compensation of the Chief Executive Officer and Chief Operating Officer and approving the compensation of the executive officers upon recommendation of and after consultation with the Chief Executive Officer. Additionally, the Compensation Committee is also responsible for overseeing the design and administration of certain compensation plans for Bancorp officers, directors and employees. The Compensation Committee has adopted a charter that is publicly available on the Bancorp website at www.premierwestbank.com.

      The Compensation Committee held two (2) meetings during 2006 and all committee members attended one-hundred (100) percent of those meetings.

Nominating Committee

      The Nominating Committee is comprised of John Duke, Patrick Huycke, James L. Patterson and Brian Pargeter. The Nominating Committee is responsible for evaluating the composition of the Board of Directors and selecting all director nominees for approval by the full Board to stand for election at the annual meeting of shareholders. The Nominating Committee has adopted a charter that is publicly available on PremierWest's website at www.premierwestbank.com.

      The Nominating Committee held one meeting during 2006 and all committee members attended one-hundred (100) percent of those meetings.

DIRECTOR NOMINATIONS

      The Executive Committee annually reviews the composition of the Board and the contributions of each director of the Board to determine the future needs of the Board. The Nominating Committee, a subcommittee of independent members of the Executive Committee, to the extent it deems necessary and appropriate, consults with the executive officers, other directors, business associates, legal counsel and other community professionals to identify potential candidates and recommends qualified nominees to the full Board for consideration. The full Board evaluates the candidates in the context of the current composition of the Board, the operating requirements of Bancorp and the bank, and the long-term interests of the shareholders. In performing this evaluation, the Board considers the diversity, age, skills, experience and other factors it deems appropriate given the needs of the Board and Bancorp to maintain a balance of knowledge, experience and capabilities. The Board has not used in the past, and does not anticipate using in the future, an outside director search firm to provide potential nominees.

      The demand for responsible corporate governance and financial reporting has created an increased call for highly qualified and capable public company directors. Qualified director nominees should possess high moral character and personal integrity, high level of leadership or managerial experience, experience and knowledge relative to matters affecting Bancorp, the ability and willingness to contribute to the Board, the ability to exercise sound, independent business judgment, a long term commitment to the interests of shareholders and growth of Bancorp, freedom from conflicts of interest and the ability to dedicate sufficient time to Board activities and duties.

      The Board of Directors plays a critical role in guiding Bancorp and overseeing its management. As a result, the Board seeks to attract and retain qualified candidates for board membership, regardless of the origin of recommendation, including shareholders. Shareholders may recommend potential director nominees to the Board of Directors by providing written notice to the Chairman of the Executive Committee.

      To be effective, the notice must set forth all information required by Rule 14a-8 of the Securities Exchange Act of 1934, including, without limitation, the name, age, business address and residence address of each person being nominated, the principal occupation, or employment of such person, the class and number of shares of capital stock beneficially owned by the person, and all other information relating to such person that is or would be required to be disclosed in a solicitation of proxies pursuant to the rules and regulations under the Securities Exchange Act of 1934. In addition, certain information must be provided about the shareholder or shareholder group making a nomination. Finally, a shareholder or shareholder group making a nomination must comply with all other applicable requirements of the Exchange Act, including providing a nominee's consent to being named in a proxy statement and to serve as a director if elected.

COMPENSATION DISCUSSION AND ANALYSIS

      The Board of Directors is responsible for establishing and administering our executive compensation program. In accordance with the Compensation Committee Charter, this Board duty has been delegated to the Compensation Committee (referred to in the analysis as the “Committee”), which annually reviews the executive compensation program and recommends to the Board for its approval appropriate modifications to the senior executive compensation packages, including specific amounts and types of compensation used. The Committee is responsible for determining the compensation of the CEO and COO; and reviews the recommendations of the CEO regarding compensation of other senior executive officers and recommends final compensation packages for the CEO, COO and senior executive officers to the full Board for final approval.

      The Committee is comprised of four members from the Executive Committee. Each member of the Committee must be independent and is appointed based on their respective business experience and understanding of compensation issues. The current members of the Committee are John A. Duke, Patrick G. Huycke, James L. Patterson and Brian Pargeter, with Mr. Duke serving as the Committee Chair.

Executive Compensation Philosophy and Objectives

      The objective of our compensation program is to provide competitive, comprehensive compensation packages which will attract, retain and motivate highly talented people at all levels of our organization, but most importantly the senior management team. Compensation packages must be competitive with those of our peers while maintaining and promoting the interests of our shareholders.

      The specific levels of compensation should reflect the comparative level of job responsibility, the value of the job in the marketplace, and the competition for quality, key personnel in our industry. Because the ultimate objective is to increase shareholder value, creating an incentive for management to meet certain goals and objectives is integral to the continued growth of the Company. Therefore, in addition to a competitive base salary, we provide as an incentive an annual cash bonus plan to reward our executive management team for attaining specific financial goals, while maintaining non-financial goals and objectives aligned with the short term strategic goals of the Company. We also offer equity-based incentives which encourage our executive officers and directors to focus on maximizing shareholder wealth long term and allows them to participate in the long-term growth and financial success of the Company. As a community bank organization, business relationships throughout our market communities are important at all levels of employment within the Company, making loyalty and longevity of employment important elements of our continued growth and success. We believe providing retirement programs to the executive management team and other key employees encourages people to remain employed long term with the Company; and for those people who have long careers with the Company, we believe these retirement programs adequately reward those people for their loyalty and commitment to our success.

Establishing Compensation

     The Committee is responsible for determining the compensation package of the CEO and COO. The CEO and COO are not involved in the actual deliberations of the Committee regarding the amount or type of compensation paid to each. For senior executive officers other than the CEO and COO, the CEO recommends compensation packages for each, which are reviewed and finalized with the Committee. Ultimately, based on recommendations by the Committee, the Board reviews and approves the final compensation for all senior executive officers. Historically, the Committee has not retained outside consultants to assist in the determination of the type and level of compensation paid annually, and did not use consultants in determining pay for the fiscal year ended 2006. From time to time, however, the Committee may retain consultants to assist in reviewing and establishing the annual compensation package of directors.

      The foundation of the annual executive compensation is predicated on the strategic goals of the Company. Based on company and industry performance and market expectations, the Executive Committee annually designs and recommends a strategic plan to the full Board of Directors for approval.

This strategic plan identifies specific goals for growth in assets and earnings for the coming year, which may include: non-interest deposit growth, the level of non-performing assets, loan charge offs and recoveries, new branch expansions, and market share growth within existing markets. Within the parameters of prior year’s strategic plan, the Committee reviews and evaluates the financial and non-financial results of operations as a measure of the performance of the senior executive officers in implementing and executing such plan. Using the prior year’s performance as a base and taking into consideration the strategic goals and objectives approved by the Board of Directors, the Committee sets the performance benchmarks for the Bonus Plan for the following year. Except for the annual Bonus Plan, which is directly tied to earnings, none of the other compensation components are based on a set formula.

     Additionally, each board member completes a written evaluation of the CEO and COO performance for the past year. The evaluation includes a variety of subjective, non-financial criteria such as Leadership and Development; Quality and Service Delivery, Board Relations, Employee Relations, Community Relations, Political Effectiveness, and Strengths and Development Needs. Directors submit their individual evaluations to an outside third party who compiles the results into a performance review report which is used by the Committee in its evaluation of CEO and COO performance. Based on all this information, the CEO and COO receive an Overall Performance Rating. Although the evaluation is not directly aligned with the strategic plan, the process is aligned with the objectives of that plan. Both the objective and subjective criteria evaluated are important to the successful implementation and execution of the strategic plan, and management’s ability to maintain continued growth and year to year profitability of the Company.

      When determining specific levels of compensation, the Committee routinely considers comparative data for executives in the Pacific Northwest for companies of similar size to PremierWest, including regional community bank holding companies. Toward the end of each fiscal year, the Committee compiles information from various compensation related sources to assist in determining the CEO and COO compensation for the following year. Most recently, we have used reports on compensation for executives at peer Companies on the West Coast of the United States, which included

  Swanson and Watts 2006 Company Executive Pay Manual;
  2006 Moss Adams Bankers Compensation Survey;
  Compensation Standards-Quarterly Executive Compensation Newsletter;
  The Kiplinger Letter-Forecast Executive Compensation Percentages Annually; and
  Compensation information taken from peer Companies public disclosure documents.

      Examples of peer Companies considered are: Cascade Bancorp, Columbia Bancorp, Farmers & Merchants Bancorp, First Mutual Bancshares, Inc., North Valley Bancorp, and Sierra Bancorp.

     PremierWest executives assist the Committee in compiling peer information. The CEO and COO review the information and convey to the Committee their ideas with respect to executive officer compensation. During its deliberations, the Committee takes into consideration the input of the CEO and COO. We try to ensure that executive compensation programs as a whole, and individual compensation packages, are within the broad middle range of comparative pay for similar companies. The CEO’s and COO’s overall performance rating must be over 85% before the Committee will consider making annual adjustments to the executive’s base salary commensurate with the target levels of the peer group. Individual compensation is established in accordance with the comparative information, experience, and individual performance evaluations. No one particular element or factor is weighed more heavily than another; rather the compensation package is based on the collective judgment and discretion of the Committee members.

     When determining the amount and form of annual compensation for the CEO and COO, the Committee reviews the total compensation earned by the executive relative to the total compensation earned by their counterparts in the peer group Companies. The base salary level is determined based on competitive market factors, job description and relative pay within the Company. The CEO and COO each received a significant option grant in 1998 as an inducement for employment, which the Committee believes provides the executive ample incentive to increase shareholder the value. Any increase in value they may receive from those options is directly related to the results attained from their efforts. Because options mature and eventually expire or are exercised, we continue to award option grants to the CEO, COO, and other senior executives as an additional incentive to perpetuate the continued growth of the Company relative to the current share price and increase shareholder value. The Bonus Plan is intended to compensate the executive for the annual year-to-year performance, while options are intended to reward long term growth. Because the payments under the Bonus Plan are purely performance based, prior bonus payments are not taken into consideration when setting the annual salaries or awarding options. Retirement benefits are designed and intended as retentive more than compensatory and, therefore, the Committee does not give significant consideration to their value when setting base salaries.

     The Company attempts to maximize the tax benefits related to compensation expense, however, tax considerations are not the compelling factor in determining the annual compensation package. With the adoption of FAS 123R requiring the expensing of all forms of equity compensation, future awards may be structured to minimize expense to the company. However, because awards prior to January 1, 2006 were not subject to mandatory expensing, the Committee gave minimal consideration to the form and terms of the awards. The Committee intends all compensation to be rule 162(m) compliant to permit the Company to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation in excess of the $1,000,000 threshold. Additionally, employment agreements with executives encourage cooperation between the Company and the executive, in minimizing the tax impact of certain payments in the event of a change in control, should payments to executives conflict with Rule 280G under the Internal Revenue Code.

     The Company has entered into employment agreements with all of the named executive officers. These employment agreements reflect the terms of employment of each executive and the various forms of compensation each is entitled to receive and the Company programs in which each may participate. These agreements also identify the rights and benefits of the executive in the event of death, disability, termination of employment and a change-in-control (The specific terms are discussed in detail in the Post-Termination Benefits section). After the expiration of the initial term, subject to certain circumstances in which the agreement may not be terminated, the agreements automatically renew annually unless the Board of Directors elects not to renew the agreement.

Components of 2006 Executive Officer Compensation

Base Salary

      Base salaries are based on both financial and non-financial criteria, internal relativity and current market conditions, including relative pay for the comparative peer group companies. We use comparative peer group information to affirm reasonableness and competitiveness of senior executive salaries. In 2005, the CEO and COO each received Overall Performance Ratings in excess of 90%. We considered these evaluations in the context of senior management’s efforts in implementing and executing the strategic plan for 2005 and the results on company performance during that year. After evaluating the performance of the CEO and COO, the progress achieved towards implementation of the Company’s strategic plan, and the total compensation packages of each in comparison to our designated peer group, the Committee recommended to the full Board of Directors that the annual base salary for 2006 be increased to $275,000 for CEO and $185,000 for the COO. After review of the recommendations by the CEO, the Committee also reviewed and approved the 2006 base salaries for the other executive officers.

The 2006 evaluations continue to reflect Overall Performance Ratings of 90%. Accordingly, based on the Company’s continued strong performance in 2006 and the Overall Performance Ratings, the Committee completed its review of base salaries and recommended an increase, effective January 1, 2007, in the base salary of the CEO and COO to $292,000 and $197,600 respectively.

Bonus Compensation Performance Based Incentive Bonus

      The Bonus Plan is established each year by the Board and the amount of the bonus available is directly related to the year-to year increase in the Company’s net profits. The Board establishes a minimum growth threshold and identifies specific incremental thresholds of increased net profits and assigns a percentage to each range. As net profits increase beyond certain specified target levels, the net profits available for the Bonus Plan increase. The amount of dollars available in the bonus pool is directly dependent on the amount of net profits generated for the year. The bonus pool may be adjusted for non-reoccurring unanticipated expenses or extra-ordinary income and successful mergers and acquisitions. For 2006, the bonus pool was based on opening three de-novo branches during the year. Additionally, to be eligible to participate in the Bonus Plan, the Overall Performance Ratings for the CEO and COO must be at least 90%. The Committee has sole discretion in determining the amounts of any bonus and to whom such amounts may be paid. The CEO and COO may not receive more than the 25% of the bonus pool. In prior years the amount of the bonus pool designated for the CEO and COO has generally been split 60% to the CEO and 40% to the COO.

The CEO and COO both had Overall Performance Ratings in excess of 90%, qualifying them for participation in the Bonus Plan. The net profit for 2006 was $14,648,000, an increase of 11.1% over 2005, which resulted in a bonus pool of $1,036,900. The Committee awarded approximately 37% of the pool to the named executive officers, with the CEO and COO receiving $143,000 and $102,000 respectively. The Committee reviewed with the CEO and approved amounts awarded to the other senior officers and employees.

Discretionary Cash Bonus

The Board of Directors approved a discretionary bonus pool for 2006 in an amount not to exceed $300,000 that could be used in the discretion of the Committee for bonus payments to named executive officers and other employees. No bonus payments were paid in 2006 using these allocated funds.

Retirement Compensation Retirement Plans

      The Company provides Supplemental Executive Retirement Plans (“SERP”) for the CEO, COO, and the other selected executive officers. The SERP provides retirement benefits in addition to any retirement benefits the executive might receive through participation in the Executive Deferred Compensation Program or the Company 401(k) Plan. Selected executives have entered into SERP agreements with the Company identifying the specific rights and obligations of the executive and the Company upon retirement. Each SERP has vesting conditions directly tied to longevity of employment. Eligibility for retirement ranges from age 62 to age 65. Executives are provided benefits for a term specified in their individual agreements, ranging from a minimum of fifteen (15) years to a maximum of their remaining life. The specifics of the SERP benefits are set forth in more detail in the Post-Termination of Employment section. We provide the SERP to executive’s as a means to promote long-term employment and reward executives for their commitment and loyalty to the Company for remaining employed long-term with the Company. Through 2006, the Company’s accrued liability obligation for the SERP of the named executive officers was $1,921,945.

Deferred Compensation Plans

      The Company offers executive officers the opportunity to participate in a deferred compensation plan. Specific terms and conditions of the deferred compensation arrangement are set forth in a Deferred Compensation Agreement. Generally, under the program, each executive may defer receipt of up to 75% of their current compensation each year and the deferred amounts will be paid-out over a pre-determined period following termination of employment. The deferred amounts accrue interest at a rate equal to the Company’s rate of return on equity for each plan year. In the event of a change-in-control or after payments have started under the plan, the rate of interest adjusts to the prime rate (as defined in the agreement). The opportunity to defer receipt of compensation income is a benefit in and of itself to the executive because the executive does not incur any tax liability until the funds are actually received. While the Company does have a future obligation to make payments in accordance with the terms of the Agreement, the executive is considered an unsecured creditor of the Company.

Savings Plan and Other Benefits

We also maintain a tax-qualified 401(k) plan in which executive officers may participate under the same terms as all eligible employees of the Company. Executives may contribute up to the maximum amount permitted by law and the Company will match up to the lesser of 50% of the executive’s contribution or 3% of the executive’s salary. Additionally, the Company has entered into agreements which provide a death benefit to beneficiaries of executives and other key employees. These agreements provide for death benefits to the executive’s named beneficiary in the event of death during and after termination of employment, provided the termination is not for cause and is does not occur prior to normal retirement. The Company maintains life insurance on the executives to cover these obligations.

Equity Compensation

       The 2002 Stock Incentive Plan provides for the issuance of stock options, stock appreciation rights, stock awards, stock units and performance awards. Historically, we have used stock options as a form of equity compensation as an incentive for management and the board of directors to focus on increasing long-term, shareholder wealth. Prior to the adoption of FAS123R and the resulting expensing of equity compensation, stock options received more favorable accounting treatment than other forms of equity awards. However, with the adoption of FAS 123R, all forms of equity compensation are now treated the same for accounting purposes. Consequently, the Committee may consider using other forms of equity compensation in the future to better align the award with the objective.

     Our practice is to grant options with an exercise price equal to the market value on the day of grant, with a term of 10-years. Historically, the options have vested over time, with vesting unrelated to any performance criteria. Because the Bonus Plan is already directly related to year-to-year performance, we think the retentive nature of time vesting and the resulting commitment to long term growth is best accomplished with time vesting. The number of options granted to individuals is based entirely on the subjective judgment of the Committee; however, we do consider the equity compensation practices of the peer group of companies. We also use stock options as partial compensation for non-employee directors. These options are for a term of 10 years, have exercise prices equal to the market value on the date of grant and vest over a two year period.

     In 2006, except for the option grant to James Ford as an inducement to join the Company, we did not issue stock options to the named executive officers and directors because we had made an award in 2005 in an amount that we considered sufficient for 2006 as well.

Other Compensation

       We also provide certain named executive officers country club memberships, use of a Company owned vehicle, general disability insurance and long-term care insurance. The Company reimburses the executive for the individual cost of disability insurance and pays the insurance premiums for the long-term care insurance. The Company either pays directly or reimburses the executive for the costs associated with the use of a vehicle, including maintenance, monthly lease and/or payment, gas, etc. The club memberships are paid directly by the Company and used by the executives for business entertainment and development. Executives are reimbursed for expenses incurred for business purposes.

       During 2006, the Company under management’s leadership achieved double digit growth in net income, grew both loan and deposit totals in excess of $100 million each, maintained excellent quality in the credit portfolio, and continued to maintain a net interest margin above 6.00% . Additionally, management expanded the geographical footprint of the Company with the opening of three full service de novo banking offices. Based on these quantitative factors which directly reflect implementation of our strategic plan and attainment of its goals and objectives and the Overall Performance Ratings of the CEO and COO, which reflect attainment of the subjective elements associated with the strategic plan, we believe the overall executive compensation package for 2006 accomplished its objective; and, based on the Committee’s comparative review of the peer group compensation, the 2006 compensation is in-line with that of our peers and appropriate for a Company of our size with our performance record.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee is responsible for establishing and administering our executive compensation program. Within the parameters of the current program, as described in the Compensation Discussion and Analysis, the Committee annually reviews executive compensation and recommends to the Board for its approval appropriate modifications, including specific amounts and types of compensation for the senior executive officers. The Committee is responsible for establishing the compensation of the CEO and COO; and reviews for consideration by the Board the annual compensation of the other senior executive officers.

      The Compensation Committee has met with management to review and discuss the content of the Compensation Discussion and Analysis. Based on our review and discussion, the Compensation Committee recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in the annual report on Form 10-K and, as applicable, the Company proxy or information statement.

Submitted by Compensation Committee Members:

John A Duke, Chairman James L. Patterson Patrick G. Huycke Brian Pargeter

EXECUTIVE COMPENSATION

     The following table summarizes the total compensation earned by the named individuals for the fiscal year ended December 31, 2006. The table includes information for the Chief Executive Officer and Chief Financial Officer and the next three highest compensated executive officers that earned total compensation in excess of $100,000 for 2006. These individuals are referred to as the “named executive officers”. The amounts reflected in columns (e) and (f) reflect the pro-rata portion of the grant date fair value of all stock options and stock awards (as determined pursuant to FASB 123R) attributable to each executive’s service for 2006.

     The Company did not make any payments to any of the named executive officers that would qualify as “Bonus” payments. The amounts earned under the 2006 Bonus Program are categorized as “Non-Equity Incentive Plan Compensation” because the amounts payable are directly related to specific performance criteria. The Board reviewed the performance criteria and approved the amounts reflected in column (g), which were paid in 2007.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)		(f)	(g)	(h)	(i)		(j)
						Change in
						Pension Value
						and Nonquali-
					Non-Equity	fied Deferred
				Option	Incentive Plan	Compensation	All Other		Total
Name and Principal		Salary		Awards	Compensation	Earnings	Compensation		Compensation
Position	Year	($)		($)(8)	($)	($)	($)(1)		($)

John L. Anhorn	2006	$275,000	(2)	$12,036	$143,000	$296,829	$46,305	(3)	$773,170
Chief Executive
Officer

Richard R. Hieb	2006	$190,000	(2)	$10,030	$102,000	$124,893	$44,005	(4)	$470,928
Chief Operating
Officer

James M. Ford	2006	$139,135	(5)	$56,310	$55,000	$0	$67,023	(6)	$317,468
President

Tom Anderson	2006	$150,000	(2)	$13,085	$45,000	$54,221	$16,103	(7)	$278,409
Chief Financial
Officer

Jim Earley	2006	$140,000	(2)	$9,834	$40,000	$34,482	$11,769		$236,085
Chief Credit Officer

(1)	Includes long-term care insurance premiums, club memberships, 401(k) matching contributions and personal use of company car.
(2)	Includes amounts deferred and reflected in the Non-Qualified Deferred Compensation Table: Anhorn $49,000; Hieb $72,000; Anderson $42,000; and Earley $8,455.
(3)	In addition to items included in footnote (1), also includes director fees earned for 2006 in the amount of $25,200.
(4)	In addition to items included in footnote (1), includes director fees earned for 2006 in the amount of $25,200 and reimbursement of long-term disability insurance premiums paid by the executive.
(5)	Reflects partial year’s salary actually paid. Annualized salary was $185,000.
(6)	In addition to items included in footnote (1), includes reimbursement of relocation expenses in the amount of $52,764, and director fees earned for 2006 in the amount of $6,300.
(7)	In addition to items included in footnote (1), includes reimbursement of long-term disability insurance premiums paid by the executive.
(8)	The assumptions applied in determining the grant date fair value are set forth in Footnote 19 to the Consolidated Financial Statements.

GRANTS OF PLAN-BASED AWARDS

     The following table summarizes the grants of equity awards made during 2006 pursuant to the 2002 Stock Incentive Plan and the potential future non-equity payments under the 2006 Bonus Program. Except for the stock option awarded to Mr. Ford when he joined the Company in 2006, we did not make any equity awards to the other named executive officers and directors in 2006.

GRANTS OF PLAN-BASED AWARDS

Name	Grant	Estimated Future Payouts			All Other	Exercise	Grant Date Fair
	Date	Under Non-Equity Incentive			Option	or Base	Fair Value
		Plan Awards			Awards:	Price of	Of Stock
					Number	Option	And Option
		Threshold	Target	Maximum-	of	Awards	Awards
		($)	($)	($)	Securities	($/Sh)	($)
					Under-
					lying
					Options
					(#)
(a)	(b)	(c)	(d)	(e)	(j)	(k)	(l)
John L. Anhorn		$90,000	$180,000	$252,000
Richard R. Hieb		$60,000	$120,000	$168,000
James M. Ford		$31,000	$62,000	$93,000
	4/1/06				52,500(1)	$17.62(1)	$374,105
Tom Anderson		$20,699	$41,338	$57,873
Jim Earley		$20,699	$41,338	$57,873

(1) This information reflects the effects of a 5% stock dividend effected in June, 2006. The original grant was for 50,000 shares with an exercise price of $18.50 which vests at the rate of 20% of the award on each anniversary of the grant date. This award was granted in conjunction with Mr. Ford’s employment and approved on February 1, 2006 by the Board when it approved Mr. Ford’s employment contract with the Bank. The employment agreement provides for an award of 50,000 shares to be granted upon commencement of employment, which was designated 4/01/06. The award was issued pursuant to the terms of our Stock Incentive Plan at the then fair market value as defined under the plan (because 4/1/06 was a Saturday, the original exercise price of $18.50 was equal to the closing price on the immediately preceding trading day). The assumptions applied in determining the grant date fair value are set forth in Footnote 19 to the Consolidated Financial Statements.

       The projected payments reflected in Non-Equity Incentive Plan relate to the 2006 Bonus Program. The Bonus Program provides for a “bonus pool” that is derived from a targeted amount of net earnings. If the target earnings are attained, then 100% of the bonus pool is available for distribution. Depending on the amount by which the 2006 net earnings exceed the 2005 net earnings, the bonus pool may fluctuate between a minimum of 50% up to a maximum of 140% of the target bonus amount. The distribution of the bonus pool is purely discretionary except that the CEO and COO may not receive more than 25% of the entire pool. Therefore, the amounts reflected in the table are estimates based on prior award practices using the target as 100%, the threshold at 50% and the maximum at 140%.

     The amounts for the CEO and COO are based on the maximum amount of 25% available for distribution under the Bonus Program to those two executives and the historical division between them of 60%/40% respectively. These percentages were applied to the target bonus pool and the minimum and maximum calculated accordingly. The amounts payable to the remaining employees, including Mr. Ford, Mr. Anderson and Mr. Earley are determined by the CEO, subject to board approval, in the following year and the percentages may vary from year to year. The amounts for Mr. Anderson and Mr. Earley are based on the percentages they received in the 2005 bonus program. Because Mr. Ford was not employed in 2005, we used that same percentage and multiplied it times 150% to estimate Mr. Ford’s potential earnings for 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table summarizes the outstanding equity awards as of March 1, 2007.

		Option Awards
Name	Number of	Number of	Option	Option Expiration
	Securities	Securities	Exercise Price	Date
	Underlying Unexercised	Underlying	($S)
	Options	Unexercised
	(#) Exercisable	Options
		(#)
		Unexercisable
(a)	(b)	(c)	(e)	(f)
John L. Anhorn	100,507	0	6.16	05/01/08
Chief Executive	5,834	1,459	5.81	06/20/12	(1)
Officer	4,376	2,917	5.85	05/01/13	(2)
	2,778	4,167	8.89	04/01/14	(3)
	1,323	11,907	10.02	03/17/15	(5)

Richard R. Hieb	80,406	0	6.16	05/01/08
Senior Executive	4,862	1,216	5.81	06/20/12	(1)
Vice President &	3,647	2,431	5.85	05/01/13	(2)
Chief Operating	2,315	3,473	8.89	04/01/14	(3)
Officer	1,102	9,923	10.02	03/17/15	(5)

James M. Ford	0	52,500	17.62	04/01/16	(4)
President

Tom Anderson	13,501	5,744	4.51	03/01/12	(6)
Executive Vice	3,890	973	5.81	06/20/12	(1)
President & Chief	2,188	1,459	5.85	05/01/13	(2)
Financial Officer	1,852	2,778	8.89	04/01/14	(3)
	882	7,938	10.02	03/17/15	(5)

Jim Earley	1,277	1,914	4.12	12/20/11	(7)
Executive Vice	0	973	5.81	06/20/12	(1)
President & Chief	0	1,460	5.85	05/01/13	(2)
Credit Officer	0	2,778	8.89	04/01/14	(3)
	0	7,938	10.02	03/17/15	(5)

(1)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 6/20/07.
(2)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 5/01/08.
(3)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/09.
(4)	These options vest as to 20% of the award on each anniversary of the grant date and will be fully vested on 4/01/11.
(5)	The awards with an expiration date of 3/17/15, vest on each anniversary of the grant date as follows, 10% of the award on the first anniversary and then, 15%, 20%, 25% and 30% of the award each successive anniversary date and will be fully vested 3/17/10.
(6)	Tom Anderson’s award that expires 2/28/12 vests annually on the anniversary of the grant date beginning 3/1/05 at the rate of 33.33% the first year, and then 16.67%, 20%, 20% and 10% in each successive year and will be fully vested 3/01/09.
(7)	Jim Earley’s award with an expiration date of 12/20/11 vests on the anniversary of the grant date beginning 12/20/04 at 30% of the award and then 20% of the award for the next three years and 10% in the final year and will be fully vested 12/20/08.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes the number of stock options exercised and stock awards that vested during 2005 for each named executive officer. The value realized is the actual dollar value the executive received on the vesting or exercise date based on the fair market value of the stock on that date. Mr. Earley was the only executive who exercised any options during 2006.

OPTION EXERCISES AND STOCK VESTED

Option Awards
Name	Number of	Value
	Shares	Realized
	Acquired on Exercise (#)	on Exercise ($)
(a)	(b)	(c)
Jim Earley	12,000	127,269

PENSION TABLE

The following table summarizes the benefits available to each named executive officer under their respective Supplemental Executive Retirement Plan (identified in the table as the SERP) as of December 31, 2006.

PENSION BENEFITS

Name	Plan Name	Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last
		Service	Benefit	Fiscal
		(#)	($)	Year ($)
(a)	(b)	(c)	(d)	(e)
John L. Anhorn	SERP	8.7	1,023,235	0
Richard R. Hieb	SERP	8.7	565,844	0
Tom Anderson	SERP	4.9	200,779	0
Jim Earley	SERP	5.3	132,087	0

The Company has Supplemental Executive Retirement Plans (SERP) with Mr. Anhorn, Mr. Hieb, Mr. Anderson and Mr. Earley. These plans provide for retirement benefits the amount of which varies depending on the number of years of service with the Company and the reason for termination of employment relative to a specific retirement age. For Mr. Anhorn and Mr. Hieb, the retirement age is 65 years old, and for Mr. Anderson and Mr. Earley retirement age is 62 years old. Payments to Mr. Anhorn and Mr. Hieb will be made to the executive and the surviving spouse for the longer of 15 years or the life of the executive. Payments to Mr. Anderson and Mr. Earley will be made to the executive or surviving spouse for a period of 15 years. The amount of the benefit is equal to a scheduled percentage of the executive’s base salary (or adjusted base salary) based on number of years of service remaining until reaching retirement age, which increases for each year of service in 1%-3% increments (depending on the executive) with a maximum percentage for Mr. Anhorn, Mr. Hieb and Mr. Earley of 42%, 42%, and 40% respectively; the maximum for Mr. Anderson would be 34%, except in the event of termination without cause, termination for good reason or certain change-in-control event which could result in a maximum of 40%.

The amount of benefits payable to Mr. Anhorn and Mr. Hieb are:

  in the event of termination for any reason after reaching age 65, benefit is equal to 42% of base salary;
  in the event early retirement, disability or termination for cause before age 65, benefit is equal to the scheduled percentage times the base salary;
  in the event of termination without cause, good reason, death, or any reason other than cause six months after a change-in-control before age 65, benefit is the maximum percentage for each executive times the adjusted base salary, which is the highest base salary paid to the executive compounded annually by 4% for each full year between the date of the termination event and date executive reached age 65.

The amount of benefits payable to Mr. Anderson and Mr. Earley are:

  in the event of termination for any reason after reaching age 62, benefit is equal to the 34% and 40% of base salary in the event of early retirement, disability or termination for cause before age 62, benefit is equal to the scheduled percentage times the base salary;
  in the event of termination without cause, good reason, death, or any reason other than cause six months after a change-in-control before age 62, benefit is equal to the base salary times the scheduled percentage rate plus 6%, not to exceed 40%.

As of the end of 2006, the scheduled percentage of benefits available for each executive is as follows:

Mr. Anhorn 40% of base salary Mr. Hieb 37% of base salary Mr. Anderson 20% of base salary Mr. Earley 18% of base salary

The present value of the accumulated benefit for each of the named executive officers is the accrual balance as of December 31, 2006. A discount rate of 6.00% was used in calculating the accrual balance.

NONQUALIFIED DEFERRED COMPENSATION

      The Company provides a Deferred Compensation Program in which each named executive may elect to participate. The following table summarizes the activity in any such program for each participating executive. As of December 31, 2006, Mr. Anhorn, Mr. Hieb, Mr. Anderson and Mr. Earley were participating in the Deferred Compensation Program at year end.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive	Aggregate	Aggregate
	Contributions in Last	Earnings in Last	Balance at Last
	FY	FY	FYE
	($)	($)	($)
(a)	(b)(1)	(d)(2)	(f)
John L. Anhorn	49,000	31,035	256,546
Richard R. Hieb	72,000	17,189	136,126
Tom Anderson	42,000	11,287	110,631
Jim Earley	8,455	1,936	19,645

(1)	All of the amounts set forth in column (b) are reported and included in Salary in the Summary Compensation Table.
(2)	The following amounts were included in the Summary Compensation Table as interest earned above the Federal Applicable Rate:

John Anhorn $18,298
Richard Hieb $10,142
Tom Anderson $ 6,625
Jim Earley $ 1,136

        The Company’s Deferred Compensation Plan provides for each participant to defer receipt of up to 75% of their annual salary and bonus. Until a Change of Control or distributions begin, the Company is obligated to pay interest on balances in the account at an annual interest rate equal to the Return on Equity for the prior fiscal year, which for 2006 was 13.59% . After payments begin or after a Change of Control event, the account balance accrues interest at a rate equal to the then current Prime Rate. Each participant has pre-elected a form of distribution as either a lump sum distribution or equal monthly installments over a set period of time.

DIRECTOR COMPENSATION

     Each director of Bancorp, including employee-directors, received a fee of $2,100 per month in 2006. The Chairman and Vice Chairman of the Board received an additional $500 per month. Non-employee directors who serve on Board committees receive $300 per committee meeting attended. Employee-directors do not receive any additional compensation for service on Board committees. At the discretion of the Compensation Committee, and as approved by the Board of Directors, the non-employee directors may receive stock option grants. No equity awards were granted for 2006.

     For 2006, the Compensation Committee evaluated the director compensation practices of Bancorp compared to those of other similar sized banking entities and public companies in the Pacific Northwest and determined that Bancorp's director compensation was appropriate. The annual base compensation for directors for 2006 was $25,200.

     Pursuant to the terms of the Continuing Benefit Agreements and Director Deferred Compensation Agreements, each director may defer all or any portion of their director fees, which will accrue interest prior to distribution upon termination of service. Also, at the director's expense, the director, their spouse and dependents may participate in group medical, dental, vision and accidental death and dismemberment insurance generally available to Bancorp employees. Under certain circumstances, directors remain eligible for these benefits after termination of service.

DIRECTOR COMPENSATION

Name	Fees Earned	Option Awards	Change in	Total
	or Paid in Cash	($)	Pension Value and	($)
	($)		Nonqualified Deferred
			Compensation Earnings
			($)
(a)	(b)	(d)(1)	(f)	(h)
John Duke	35,900	3,895	0	39,975
Patrick Huycke	35,900	3,895	3,823	43,618
Rickar Watkins	29,900	3,895	553	34,348
Brian Pargeter	29,600	3,895	1,622	35,117
Dennis Hoffbuhr	28,700	3,895	946	33,541
Thomas Becker	28,100	3,895	3,657	35,562
James L. Patterson	30,600	3,895	811	35,306
John Dickerson	28,100	3,895	0	31,995

(1) The assumptions applied in determining the grant date fair value are set forth in Footnote 19 to the Consolidated Financial Statements.

The directors individually own the following outstanding stock options as of March 1, 2007 (there are no unvested stock awards):

Name	Stock Options
John Duke	14,625
Patrick Huycke	14,625
Rickar Watkins	10,979
Brian Pargeter	2,205
Dennis Hoffbuhr	14,625
Thomas Becker	32,109
James L. Patterson	13,960
John Dickerson	6,725

Post-Employment and Change-of-Control Payments

The Company has entered into employment agreements with each of the named executive officers which provide for certain payments and continued benefits after termination of employment and in the event of a change-in-control. The Company also has entered into Supplemental Executive Retirement Plans with four of the named executive officers which obligate the Company to make future payments after termination of employment. The amount of payment due on separation varies depending on whether the separation was voluntary or involuntary termination, retirement, disability or death. The amounts set forth below assume the termination of employment or change-in-control occurred on December 31, 2006.

Employment Agreement Provisions

      The employment agreements for John Anhorn, Rich Hieb, James Ford, Tom Anderson and Jim Earley all provide the following benefits, either under the terms of the employment agreement or a separate agreement referenced in the employment agreement. The employment agreements automatically renew at the end of an initial term and each year thereafter, unless the Company elects not to renew the agreement. In the event of a change-in-control (as described below), the employment agreements become perpetual and the Company may not unilaterally cancel the agreements.

Upon termination of employment for any reason, including voluntary resignation or early retirement, the executive officer is entitled to receive:

  their base salary through the date of termination and, except if terminated for cause (as defined in the employment agreement) or executive voluntarily resigns, the executive officer is entitled to receive all unpaid bonuses and incentive compensation due executive officer from the prior year;
  amounts accrued under any deferred compensation program in which executive participated;
  amounts payable under the 401(k) Plan and Supplemental Executive Retirement Plan; and
  right to exercise all vested, unexercised stock options

Additionally, upon retirement or execution of a Separation Agreement in the event of termination without cause, termination for good reason, or termination (other than for cause) six months after a change-incontrol, the executive officer shall receive the following:

  all unvested equity awards shall vest,
  Company shall pay the 401(k) match equal to the amount due if the executive had remained employed through the end of the year;
  Company shall provide health care coverage for executive officer and spouse for 15 years after retirement date;
  Company will continue to pay premiums on Long-Term Care Insurance Policy for executive officer’s spouse; and
  If Company provided use of a vehicle to executive, the executive may receive title to the vehicle (only termination without cause or termination for good reason)

Under the Separation Agreement, the executive officer may elect not to compete with the Company, in which case the executive officer will continue to receive monthly payment for each month executive officer satisfies the terms of non-compete equal to the executive officer’s base salary. Mr. Anhorn may elect to enter into a consulting arrangement rather than a non-compete. Mr. Anhorn, Mr. Hieb and Mr. Ford may receive such payments for up to two years after the separation date, while the time period for such payments to Mr. Anderson and Mr. Earley is one year.

Benefits if Termination is result of Death

The Company maintains life insurance policies on the named executive officers and has entered into agreements to provide a death benefit to the named executive’s estate in amounts ranging from $150,000 to $250,000. In addition to these insurance benefits and the other benefits to which executive generally is entitled upon termination, the Company will maintain health insurance for the deceased executive’s spouse for a period of 15 years after the date of death, if death occurred before retirement; or for 15 years after the date of retirement if death occurred after retirement. The spouse may elect to continue the Long-

Term Care Insurance, in which case the additional premiums paid by the Company shall reduce any death benefit.

Benefits if Termination is result of Disability

In addition to the benefits to which executive generally is entitled upon termination of employment, the Company also maintains disability insurance for the executive officers and executive officer will receive disability payments accordingly.

Supplemental Executive Retirement Plan

The Company has Supplemental Executive Retirement Plans (SERP) with Mr. Anhorn, Mr. Hieb, Mr. Anderson and Mr. Earley. These plans provide for retirement benefits the amount of which varies depending on the time of and reason for termination of employment relative to a specific retirement age. For Mr. Anhorn and Mr. Hieb, the retirement age is 65 years old, and for Mr. Anderson and Mr. Earley retirement age is 62 years old. Payments to Mr. Anhorn and Mr. Hieb will be made to the executive and the surviving spouse for the longer of 15 years or the life of the executive. Payments to Mr. Anderson and Mr. Earley will be made to the executive or surviving spouse for a period of 15 years. The amount of the benefit is equal to a scheduled percentage of the executive’s base salary (or adjusted base salary) based on number of years of service remaining until reaching retirement age, which increases for each year of service in 1%-3% increments (depending on the executive) with a maximum percentage for Mr. Anhorn, Mr. Hieb and Mr. Earley of 42%, 42%, and 40% respectively; and the maximum for Mr. Anderson would be 34%, except in the event of termination without cause, termination for good reason or certain change-in-control event which could result in a maximum of 40%.

The amount of benefits payable to Mr. Anhorn and Mr. Hieb are:

  in the event of termination for any reason after reaching age 65, benefit is equal to 42% of base salary in the event early retirement, disability or termination for cause before age 65, benefit is equal to the scheduled percentage times the base salary;
  in the event of termination without cause, good reason, death, or any reason other than cause six months after a change-in-control before age 65, benefit is the maximum percentage for each executive times the adjusted base salary, which is the highest base salary paid to the executive compounded annually by 4% for each full year between the date of the termination event and date executive reached age 65.

The amount of benefits payable to Mr. Anderson and Mr. Earley are:

  in the event of termination for any reason after reaching age 62, benefit is equal to the 34% and 40% of base salary in the event of early retirement, disability or termination for cause before age 65, benefit is equal to the scheduled percentage times the base salary;
  in the event of termination without cause, good reason, death, or any reason other than cause six months after a change-in-control before age 62, benefit is equal to the base salary times the scheduled percentage rate plus 6%, not to exceed 40%.

As of December 31, 2006, the scheduled percentage of benefits available for each executive is as follows:

Mr. Anhorn 40% of base salary Mr. Hieb 37% of base salary Mr. Anderson 20% of base salary Mr. Earley 18% of base salary

Change In Control

Under the employment agreements and SERP agreements, a “Change-in- Control” is defined as any of the following events:

  a corporate transaction in which more than 50% of the voting power after such transaction is held by persons other than persons holding such voting power before the transaction;
  a person or designated group of persons pursuant to Rule 13D of the Securities Exchange Act of 1934, acquires 25% or more of Company’s voting securities;
  a person or group acquires 10% of the voting securities and such person or the group’s nominee becomes Chairman of the Board;
  within a two-year period a majority of the board of directors changes;
  the Company sells substantially all of its assets.

In the event of a change-in-control, the majority of payments that may accrue to the named executive officers are generated by the SERP agreement. Under the SERP, if the executive’s employment is terminated as a result of the change-in-control any time before six (6) months after the date of the event, then the executive is entitled to the benefits accruing under the SERP pursuant to the provisions applicable to the specific reason for such termination, disregarding the change-in-control event. If such termination takes place six (6) months after the date of the change-in-control for any reason other than cause, then the executive is entitled to receive the amount of benefits set forth in the Supplemental Executive Retirement Plan section relating to such change-in-control event.

In addition to the benefits accruing under the SERP and the benefits generally available in the event of any termination of employment, all unvested equity awards shall vest and, if the executive remained employed for more than six (6) months after the change-in-control, the executive will also receive a cash payment in an amount equal to the interest on the following sums calculated as if such funds had been deposited in the executive’s deferred compensation account on the date six (6) months after the date of the change-in-control and accrued through the date of termination:

John Anhorn Rich Hieb James Ford Tom Anderson Jim Earley

2 times base salary plus one year’s annual bonus
2 times base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus
Base salary plus one year’s annual bonus

Using base salary for 2006 and the bonus earned for 2006 and calculating the accrued interest at 8% simple interest rate, each executive could receive an estimated payment for each year of service equal to:

John Anhorn	$55,440
Rich Hieb	$38,560
James Ford	$19,200
Tom Anderson	$15,600
Jim Earley	$14,400

John Anhorn and Rich Hieb also may receive a Change-in-Control bonus equal to 30% of their highest respective base salary if change-in-control transaction results in the shareholders receiving at least 2.5 times book value per share for the Company. If such event occurred today, Mr. Anhorn and Mr. Hieb would receive a payment equal to $82,500 and $57,000, respectively.

The following table estimates the benefits that each named executive would receive in the event of termination and change-in-control. The table also has a column that shows how much the executive would receive if the base salary were at the target retirement age to reflect the benefits to the executive of remaining employed long-term with the Company. For purposes of this table, the termination event or change-in-control is deemed to have occurred on December 31, 2006. The value of the equity awards is the value executive would have received on December 31, 2006 if executive exercised and sold all vested equity securities (excluding taxes) at a share price of $15.96, which was the closing price on the last trading day before December 31, 2006. The other amounts, unless expressly noted otherwise, are delineated in annual payments.

										Termination
		Termination				Termination				6 months
	Retirement	for Cause, or				Without				after
	at Target	as result of		Termination		Cause or for		Termination		Change-in-
	Retirement	voluntary		as result of		Good Reason		as result of		Control
	Age	resignation		Disability				Death		Event
John Anhorn
SERP(1)	$115,500	$110,000		$110,000		$115,500		$115,500		$115,500
Equity Awards	$1,260,773	$1,115,903	(2)	$1,115,903	(2)	$1,115,903	(2)	$1,115,903	(2)	$1,260,773
401(k) (3)	$6,600					$6,600				$6,600
Health Ins.(4)	Yes	No		Yes		Yes		Yes		Yes
Long-Term	Yes	No		Yes		Yes		Yes		Yes
Care Ins. (4)
Deferred Comp. (5)	$64,254	$64,254		$64,254		$64,254		$64,254		$64,254
Survivor Death Benefit (6)	$150,000	No		$150,000		$150,000		$250,000		$150,000
Non-Compete Consulting Payment (2)						$550,000				$550,000
Retention Bonus(7)										$55,440

										Termination
		Termination				Termination				6 months
	Retirement	for Cause,				Without				after
	at Target	or as result		Termination		Cause or for		Termination		Change-in-
	Retirement	of voluntary		as result of		Good		as result of		Control
	Age	resignation		Disability		Reason		Death		Event
Rich Hieb
SERP(1)	$92,400	$70,300		$70,300		$79,800		$79,800		$79,800
Equity Awards	$1,017,550	$897,034	(2)	$897,034	(2)	$897,034	(2)	$897,034	(2)	1,017,550
401(k) (3)	$4,046					$4,046				$4,046
Health Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Long-Term Care Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Deferred Comp. (5)	$34,093	$34,093		$34,093		$34,093		$34,093		$34,093
Survivor Death Benefit (6)	$150,000	No		$150,000		$150,000		$150,000		$150,000
Non-Compete/ Consulting Payment (2)						$380,000				$380,000
Retention Bonus(7)										$38,560

										Termination
		Termination				Termination				6 months
	Retirement	for Cause,				Without				after
	at Target	or as result		Termination		Cause or for		Termination		Change-in-
	Retirement	of voluntary		as result of		Good		as result of		Control
	Age	resignation		Disability		Reason		Death		Event
James Ford
Equity Awards	$0	$0		$0		$0		$0		$0
401(k) (3)	$4,046					$4,046				$4,046
Health Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Long-Term Care Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Deferred Comp. (5)	$0	$0		$0		$0		$0		$0
Survivor Death Benefit (6)	$150,000	No		$150,000		$150,000		$150,000		$150,000
Non-Compete/ Consulting Payment (2)						$370,000				$370,000
Retention Bonus(7)										$19,200

										Termination
		Termination				Termination				6 months
	Retirement	for Cause,				Without				after
	at Target	or as result		Termination		Cause or for		Termination		Change-in-
	Retirement	of voluntary		as result of		Good		as result of		Control
	Age	resignation		Disability		Reason		Death		Event
Tom Anderson
SERP(8)	$71,800	$30,000		$30,000		$39,000		$39,000		$39,000
Equity Awards	$390,555	$189,526	(2)	$189,526	(2)	$189,526	(2)	$189,526	(2)	$390,555
401(k) (3)	$4,600					$4,600				$4,600
Health Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Long-Term Care Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Deferred Comp. (5)	$27,708	$27,708		$27,708		$27,708		$27,708		$27,708
Survivor Death Benefit (6)	$250,000	No		$250,000		$250,000		$250,000		$250,000
Non-Compete Consulting Payment (2)						$150,000				$150,000
Retention Bonus(7)										$15,600

										Termination
		Termination				Termination				6 months
	Retirement	for Cause,				Without				after
	at Target	or as result		Termination		Cause or for		Termination		Change-in-
	Retirement	of voluntary		as result of		Good		as result of		Control
	Age	resignation		Disability		Reason		Death		Event
Jim Earley
SERP(8)	$95,600	$25,200		$25,200		$33,600		$33,600		$33,600
Equity Awards	$129,161	$15,108	(2)	$15,108	(2)	$15,108	(2)	$15,108	(2)	$129,161
401(k) (3)	$3,523					$3,523				$3,523
Health Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Long-Term Care Ins. (4)	Yes	No		Yes		Yes		Yes		Yes
Deferred Comp. (5)	$4,920	$4,920		$4,920		$4,920		$4,920		$4,920
Survivor Death Benefit (6)	$150,000	No		$150,000		$150,000		$150,000		$150,000
Non-Compete Consulting Payment (2)						$140,000				$140,000
Retention Bonus(7)										$14,400

(1)	The SERP payments for Mr. Anhorn and Mr. Hieb are payable for life. For Mr. Hieb’s calculation, assumes an increase in base salary of 4% annually until he reaches age 65, the normal retirement age under his employment agreement.
(2)	Upon a Change of Control, all unvested equity awards vest. If termination occurred as a result of or after the Change of Control event, then the amount realized would be equal to the amount set forth in the column under Change in Control. In the event termination for good reason or without cause after a Change in Control the executive may enter into an agreement and receive a non-compete/consulting payment.
(3)	This payment is a one time payment applicable to the year in which the termination occurred. The executive will also receive regular retirement payments for their individual 401(k) accounts.
(4)	These benefits are in the form of continued insurance premium payments for the executive and/or surviving spouse.
(5)	The deferred compensation payments are payment on amounts of income previously earned for which receipt was deferred for tax purposes, plus interest accrued. The additional cost to the Company is the interest earned on such amounts after payments begin. For use in this table, we assumed each executive would receive payments over five years. The amount set forth in the table reflects a simple five year annuity payment compounded at 8% interest based on the 2006 year end balance in the executive’s individual account.
(6)	This benefit is fully insured by the Company.
(7)	The Retention Bonus is earned by the executive only if such person remains with the Company for six months after a Change of Control and is not later terminated for cause. The amount reflects an annual amount that could be earned and payable for each full year of service completed.
(8)	The amount under the Retirement column assumes an annual increase in base salary of 4% each year until executive reaches age 62, the normal retirement age under his employment agreement. For Mr. Anderson, the base salary was estimated at $211,000 and for Mr. Earley it was estimated at $239,000.

Equity Award Practices

The Company historically has used only stock options, primarily because prior to the adoption of FAS123R requiring expensing of all equity awards, stock options received more favorable accounting treatment. However, because all equity awards are now accounted for the same, the 2002 Stock Incentive Plan was amended to provide for the issuance of options or restricted stock grants. To attract top quality executives, we grant an initial stock option award to executives as both an incentive and inducement to join the Company. These awards are always made at fair market value on the date of grant, which generally is the first day of employment. When granting our regular awards, the Company does not consider the timing of release of earnings or other material non-public information. The Compensation Committee reviews and approves awards at regularly scheduled meetings in the first half of the year and sets a specific future date on which the awards will be granted.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

      PremierWest Bank has deposit and lending relationships with many of its directors and officers, as well as with their affiliates. All loans to directors, officers and their affiliates were made in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal credit risk or present other unfavorable features. All of the loans are current and all required payments thereon have been made. As of December 31, 2006, the aggregate outstanding amount of all loans to officers and directors was approximately $11.5 million, which represented 9.9% of shareholders' equity on that date.

      The Company has a conflict of interest provision in its Code of Ethics which requires all officers and directors to present potential conflicts of interest before the Board for review. Such conflicts routinely arise as a result of potential business relationships between the Company and its officers and directors. The Company has adopted a written policy to address and review certain business relationships with officers and directors arising in the ordinary course of business with the Bank and its affiliates that could potentially be a conflict of interest or otherwise compromise the independent judgment of the board members. The policy expressly exempts review of lending activities that are otherwise reviewed and approved by a loan committee and on terms no more favorable than would be afforded an unrelated third party. Additionally, non-loan related transactions are reviewed if they exceed $5,000 in value.

      The individual officer or director is required to bring all reviewable transactions to the attention of the Executive Committee, which makes an initial evaluation. Any interested board member does not participate in the evaluation process and does not vote on the matter. Annually, the Company issues questionnaires to all of its executive officers and directors, inquiring as to any business relationships existing or entered into in the past fiscal year, or contemplated for the coming fiscal year. The Board reviews and ratifies all such relationships as appropriate and rejects or denies approval of those transactions that the Board believes may compromise the integrity of the Company and/or its officers and directors.

      The Company owns a corporate aircraft which is based in Medford, Oregon and has contracted with Superior Air Center, Inc. to manage the operation, maintenance, and storage of the aircraft Superior Air Center, Inc. is owned by John Duke. The terms of the contract with Superior Air Center, Inc., are no more favorable than the standard and customary terms for similar services provided by Superior Air Center, Inc. to other third parties in the ordinary course of business. During 2006 payments totaling $178,116 were made to Superior Air Center, Inc. for maintenance, storage, required inspections, and providing pilots and fuel for flights involving PremierWest personnel.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

      The following table sets forth certain information regarding beneficial ownership of issued and outstanding shares of PremierWest Bancorp stock as of March 8, 2007 held by any shareholder who is (i) known by the Company to own beneficially more than 5 percent of the outstanding shares of any class of stock, (ii) each of directors (iii) each of our named executive officers, and (iv) all of our directors and named executive officers as a group.

	Class of	Amount Beneficially		Percentage of Class
Beneficial Owner	Stock	Owned	Notes	Owned
John Duke	Common	1,047,191	(2)	6.45%
Patrick G. Huycke	Common	183,868	(3)	1.13%
Thomas Becker	Common	85,969	(4)	*
Dennis Hoffbuhr	Common	69,930	(5)	*
Rickar Watkins	Common	65,013	(6)	*
John Anhorn, CEO	Common	167,734	(7)	1.03%
Brian Pargeter	Common	75,012	(8)	*
Richard Hieb, COO	Common	134,340	(9)	*
James L. Patterson	Common	26,012	(10)	*
John Dickerson	Common	119,462	(11)	*
Tom Anderson, CFO	Common	72,460	(12)	*
Jim Earley, CCO	Common	15,236	(13)	*
James Ford, President	Common	11,682	(14)	*
PremierWest 401K Plan	Common	289,425	(15)	1.78%
John Duke	Series A Preferred	4,140	(16)	37.6%
Evelyn A. Freed Trust	Series A Preferred	3,430	(16)	31.2%
Georges C. St. Laurent, Jr.	Series A Preferred	3,430	(16)	31.2%
John A. & Marilyn R. Duke Charitable Lead Annuity Trust	Common	882,000	(1)	5.44%
All Directors and Executive
Officers as a group	Common	2,363,334	(17)	14.57%
(13 persons and 401K Plan)

*	Represents less than one percent

	(1)	Mr. Duke has no beneficial ownership of shares held in the John A. Duke and Marilyn R. Duke Charitable Lead Annuity Trust. Mr. Duke is not a Trustee of the Trust and has no voting authority over these shares.
	(2)	Includes (i) 14,625 shares subject to options exercisable within sixty (60) days; (ii) 589,077 held by The John Duke Trust for the benefit of Mr. Duke, and (iii) 419,349 shares which Mr. Duke would receive upon voluntary conversion of his 4,140 shares of Series A Convertible Preferred Stock.
	(3)	Includes (i) 149,940 shares held in a Profit Sharing Trust Plan, (ii) 14,625 shares subject to options exercisable within sixty (60) days , (iii) 1,316 shares held in Mr. Huycke's IRA account.
	(4)	Includes 32,109 shares subject to options exercisable within sixty (60) days.
	(5)	Includes (i) 819 shares held by Mr. Hoffbuhr's spouse and immediate family member, (ii) 14,625 shares subject to options exercisable within sixty (60) days.
	(6)	Includes (i) 4,046 shares held in an IRA for the benefit of Mr. Watkins, (ii) 6,657 shares held in SEP account for the benefit of Mr. Watkins, (iii) 21,392 shares held in trust for the benefit of Mr. Watkins, and (iv) 10,979 shares subject to options exercisable within sixty (60) days.
	(7)	Includes (i) 21,203 shares held in a 401(k) Plan for the benefit of Mr. Anhorn, (ii) 118,191 shares subject to options exercisable within sixty (60) days.

(8)	Includes 2,205 shares subject to options exercisable within sixty (60) days..
(9)	Includes (i) 18,075 shares held in an IRA for the benefit of Mr. Hieb, (ii) 21,123 shares held in a 401(k) Plan for the benefit of Mr. Hieb, (iii) 95,142 shares subject to options exercisable within sixty (60) days.
(10)	Includes (i) 12,052 shares held in a SEP for the benefit of Mr. Patterson and (ii) 13,960 shares subject to options exercisable within sixty (60) days.
(11)	Includes (i) 4,998 shares held in an IRA for the benefit of Mr. Dickerson, (ii) 6,725 shares subject to options exercisable within sixty (60) days, (iii) 107,739 shares held in a family trust for the benefit of Mr. Dickerson.
(12)	Includes (i) 41,200 held in an IRA for the benefit of Mr. Anderson, (ii) 5,469 shares held in a 401(k) plan for the benefit of Mr. Anderson; (iii) 25,191 shares subject to options exercisable within sixty (60) days; and (iv) 600 shares held by spouse
(13)	Includes (i) 4,406 shares held in an IRA for the benefit of Mr. Earley, (ii) 6,576 shares held in a 401(k) plan for the benefit of Mr. Earley, and (iii) 4,254 shares subject to options exercisable within sixty (60) days.
(14)	Includes (i) 1,182 shares held in a in a Trust for the benefit of Mr.Ford, and (ii) 10,500 shares subject to options exercisable within sixty (60) days.
(15)	Messrs. Huycke, Anhorn, Hieb, Pargeter, Hoffbuhr and Anderson act as Trustees of the PremierWest 401(k) Plan and are authorized to vote shares held in the Plan. Messrs. Huycke, Anhorn, Hieb, Pargeter, Hoffbuhr and Anderson all disclaim beneficial ownership of the shares held in the Plan, except to the extent of their individual pecuniary interest in the Plan, if any.
(16)	The Series A Preferred shares are convertible at the direction of the holder into common stock at the current ratio of 101.292 shares of common for each share of Preferred Stock. The Preferred shares automatically convert to common on November 17, 2008 unless voluntarily converted before then.
(17)	Does not include the 4,140 shares of Series A Preferred stock owned by John Duke which may be converted into common stock beginning November 17, 2006.

PROPOSAL No. 2

APPROVAL OF AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN

     The Board of Directors, subject to shareholder approval, adopted an amendment to the 2002 Stock Incentive Plan (referred to as the “Plan”) to increase the number of shares available for issuance under the Plan by adding an additional 1,000,000 shares to the Plan.

     We believe that providing management and key personnel with the opportunity to participate in the growth of the Company is instrumental in aligning the interests of management with those of our stockholders. In the past, we have used stock options as the primary tool for this purpose. Equity awards containing vesting conditions can provide an incentive to maximize shareholder value, reward personnel for their efforts and promote long-term employment, and can be used to attract qualified, talented personnel.

     The Plan currently has 943,891 shares authorized, of which approximately 341,000 shares remain available for issuance. The Board anticipates approving awards during 2007 that will significantly reduce the number of shares in the Plan available for future issuance. Management and the Board believe this limited number of shares will impair their ability to continue to use equity awards in the future as an integral part of PremierWest’s recruiting, retention and compensation programs. As a result, the Board of Directors adopted an amendment to the Plan to reserve an additional 1,000,000 shares for issuance under the Plan, which will bring the total authorized shares to 1,943,891 or approximately 12.0% of the current total outstanding number of shares. Based on our past practices, approval of this amendment will make available an amount of shares that should be adequate to meet the potential requirements of the Company for many years.

The following is a brief summary of the Plan, before the amendment:

General

      The 2002 Stock Option Plan became effective May 2002 and will terminate May 2012. The plan was subsequently amended and renamed the 2002 Stock Incentive Plan effective May 2005. Termination of the Plan will not affect the life of any outstanding awards under the Plan.

Administration

      The Plan is administered by the Compensation Committee of the Board of Directors.

Eligibility

      At the discretion of the Compensation Committee, awards may be granted to employees, officers, directors and other service providers of Bancorp and its subsidiaries.

Available Shares

      The number of shares authorized under the Plan is 943,891 shares. As of March 1, 2007, a total of 341,259 shares were available for future awards. All unvested awards at the time of death, disability or termination of service with the Company will terminate on the date of such event and all shares represented by such unvested awards will be returned to the Plan and available for grant under the Plan. All shares represented by options expiring unexercised and unvested stock awards repurchased by the company will be returned to the Plan and available for future grant.

Awards

      Subject to specific limitations set forth in the Plan, the Compensation Committee has the discretion to determine the persons to whom awards are to be granted, the type of award, the term of the award, the number of shares represented by each award and the conditions, limitations and provisions for each award. Awards may vest immediately upon grant or be subject to a vesting schedule at the discretion of the Compensation Committee. Vesting may be based on period of service, company or personal performance criteria or a combination thereof. Every award must be evidenced by a written agreement that will contain the specific terms and conditions of such award.

Stock Options

      The Plan provides for issuance of Incentive Stock Options and Non-Qualified Stock Options. All stock options must be granted at an exercise price equal to no less than the fair market value on the date of grant and may not have a term longer than 10 years. The Compensation Committee shall determine the specific terms of each stock option award. Stock Options, and similar awards with an exercise price that may be issued under the Plan, may be exercised by delivering cash, a promissory note, or securities of the Company previously owned at least six months; or through a broker-assisted cashless exercise. Additionally, any applicable withholding tax may be paid in cash, subtracted from other compensation due the optionee, or by delivering previously owned securities of the Company or surrendering to the Company an amount of shares that would have been realized on the exercise of the award in an amount equal to the value of the withholding tax obligation.

Restricted Stock Grants

      Awards of Restricted Stock Grants entail the granting of actual stock to the recipient. At the discretion of the Compensation Committee, Restricted Stock Grants may vest immediately on the date of grant or may be subject to a vesting schedule, which may be based on a period of service or a set of performance criteria established by the Compensation Committee. The recipient also may be required to pay all or a portion of the fair market value of the stock represented by the award. The recipient of an award may acquire only shares that have vested pursuant to the terms of the written agreement evidencing the award, and if certain vesting criteria are not satisfied in the time period set forth in the written agreement, the award may be subject to forfeiture by the recipient. On the date of grant, shares represented by vested and unvested Restricted Stock Grants are considered issued and outstanding, and the recipient may vote such shares and participate in any dividends paid on the common stock. The Company has the right to repurchase all unvested shares upon the occurrence of certain events for a nominal price of $.001 per share. The stock certificates representing such awards may be held in escrow until vested or the Company may place a restrictive legend on such stock certificates that precludes the sale or transfer of the shares without Company approval until such shares have vested.

Certain Tax Consequences

      Under FAS 123R, the recipient and the issuer will be subject to certain tax consequences and accounting charges regardless of the type of award. In accordance with the applicable tax and accounting rules and regulations, the issuance, vesting and exercise of an award may result in a taxable event or accounting charge. Additionally, under certain circumstances, the recipient and the company may be responsible for any tax withholding associated with the exercise or vesting of an award.

Amendment

      The Stock Incentive Plan may be amended by the Committee without shareholder approval, except for amendments that (a) increase the number of shares authorized; (b) expand the types of awards authorized under the plan; (c) expand the class of persons eligible to participate; or (d) any other change that requires shareholder approval pursuant to rules and regulations pertaining to such changes.

New Plan Awards

      The following table sets forth the number of awards currently approved by the Compensation Committee to be awarded under the plan:

Name and Position	Stock	Dollar
	Grants*	Value

John Anhorn, Chief Executive Officer	None	$0.00
Rich Hieb, Senior Executive Vice President & Chief Operating Officer	None	$0.00
James Ford, President	None	$0.00
Tom Anderson, Executive Vice President & Chief Financial Officer	None	$0.00
Jim Earley, Executive Vice President & Chief Credit Officer	None	$0.00
All Non-Executive Officer Employees as a Group	None	$0.00
All Non-Executive Officer Directors as a Group	None	$0.00

*The actual number of future grants and awards under the Plan is at the discretion of the Compensation Committee and is not determinable at this time.

Equity Compensation Plan Information

			Number of securities
			remaining available for
			future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
	warrants and rights	warrants and rights	column (a))
Plan category	(a)	(b)	(c)
Equity compensation
plans approved by	269,031(1)	$3.55(1)	0
security holders	602,632(2)	$9.82(2)	341,259
Equity compensation
plans not approved by
security holders	-	-	-
Total	871,663	$8.35	341,259

Notes:

(1)	1992 Stock Option Plan (1992 Plan). Includes 34,336 options with a weighted average exercise price of $3.72 that were assumed in the merger of United Bancorp (Douglas National Bank) on May 8, 2000. The 1992 Plan was superseded by the 2002 Stock Incentive Plan. No additional grants are allowed under the 1992 Plan. The number of securities that may be issued as a result of outstanding options under the 1992 Plan will decline as options are exercised, forfeited or expire.
(2)	2002 Stock Incentive Plan as amended and approved by shareholders May 25, 2005.

      The affirmative vote of holders of a majority of shares present in person or by proxy at the meeting and entitled to vote on this matter is necessary to approve the amendment to of the 2002 Stock Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING IN FAVOR OF
ADOPTING THE AMENDMENT TO THE 2002 STOCK INCENTIVE PLAN AND
RECOMMENDS A VOTE FOR THIS PROPOSAL

AUDIT COMMITTEE REPORT

     The purpose of the Audit Committee is to assist the board of Directors of Bancorp in fulfilling its responsibilities, by overseeing the accounting and financial reporting processes of the Company, and audits of financial statements of the Company. The oversight includes, but is not limited to, reviewing the financial information which will be provided to shareholders and others, the systems of internal controls which management and the Board have established and the performance and selection of independent auditors. The Audit Committee is also responsible for receiving and investigating any complaint relating to the Company's accounting and auditing procedures and policies. The Committee operates under a written charter adopted by the Board of Directors that is available on the Company's website www.premierwestbank.com.

     With respect to the year ended December 31, 2006, in addition to its other duties, the Committee 1) reviewed and discussed with management and Moss Adams, LLP, the Company's independent auditors, the audited financial statements as of December 31, 2006; 2) reviewed and accepted management's report as to the effectiveness of the system of internal controls; reviewed and discussed with Moss Adams, LLP their certification and testing of those controls; and finding of no material deficiencies requiring disclosure per the Sarbanes-Oxley Act of 2002, Section 404; and 3) discussed and reviewed with Moss Adams, LLP fees paid for services during 2006, the firms independence and determined that the provisions of non-audit related services was compatible with maintaining independence.

     Based on our review and discussions with the auditors and management, the Committee recommended to the Board that audited consolidated financial statements be included in PremierWest Bancorp's Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee Members: James L. Patterson (Chairman) Thomas R. Becker John Dickerson Brian Pargeter

	FEES PAID TO AUDITORS

		Approved by		Approved by
		Audit		Audit
	2006	Committee	2005	Committee
Audit Fees (A)
Financial Statements	$80,000	100%	$85,000	100%
Sarbanes-Oxley Certification	63,000	100%	112,000	100%
Total Audit Fees	143,000		197,000

Audit Related Fees(1)(B)	66,000	100%	51,000	100%

Tax Fees(2)(B)	14,000	100%	28,000	100%

All Other Fees(3)(B)	11,000	100%	31,000	100%

TOTAL FEES	$234,000	100%	$307,000	100%

(1)	Includes fees incurred for information technology system review, employee benefit plan audit services, BSA compliance audit services, and out of pocket expenses.
(2)	Includes fees billed for the preparation of state and federal income tax returns, tax planning, and analysis for tax reporting purposes.
(3)	Includes performance measurement analysis, and non-financial metric analysis, and interest rate risk review.
	(A)	Accrual basis fees related to year-end audit, whether paid prior or subsequent to December 31.
	(B)	Modified cash-basis fees - represents all billings during the 12 month periods ended December 31.

PRE-APPROVAL POLICIES

      All audit and non-audit services performed by Moss Adams, and all audit services performed by other independent auditors, must be pre-approved by the Audit Committee. These services include, but are not limited to, the annual financial statement audit, audits of employee benefit plans, tax compliance assistance, tax consulting and assistance with executing our acquisition strategy. Moss Adams may not perform any prohibited services as defined by the Sarbanes-Oxley Act of 2002 including but not limited to any bookkeeping or related services, internal audit outsourcing, legal services, and performing any management or human resources functions.

CODE OF ETHICS

      The Board of Directors has adopted and approved a Code of Conduct and Ethics which is publicly available on our website at www.premierwestbank.com. Bancorp intends to disclose all amendments to and waivers of this code on our website.

SHAREHOLDER COMMUNICATIONS

      The Board of Directors has not adopted a formal policy regarding shareholder communications with the Board or individual directors. However, Bancorp maintains an investor relations department to receive and address shareholder inquiries. Currently, the investor relations department screens all inquiries and routes them to the appropriate management personnel or, in the case of corporate governance issues or specific inquiries relating to accounting, auditing and financial reporting practices, to the Chair of the Audit Committee or the appropriate board member. Inquiries relating to operations, financial information or stock ownership should be directed to the attention of management. Shareholders wishing to communicate with the Board must do so in writing and direct communications regarding corporate governance issues and accounting, auditing and financial reporting practices to the attention of the board of directors or Chair of the Audit Committee and mail them to: PremierWest Bancorp, Investor Relations Department, 503 Airport Road, Medford, Oregon 97504. Communications directed to management may be by telephone, fax, and e-mail or in writing. Additional contact information is available on PremierWest's website at www.premierwestbank.com.

COMPLIANCE WITH SECTION 16 FILING REQUIREMENTS

     Section 16 of the Securities Exchange Act of 1934 requires that all executive officers, directors, and persons who beneficially own more than 10 percent of the common stock file an initial report of their beneficial ownership of common stock and to periodically report changes in their ownership. The reports must be made with the Securities and Exchange Commission with a copy sent to PremierWest Bancorp.

      Based solely upon our review of copies of the Section 16 filings that we received with respect to the fiscal year ended December 31, 2006, we believe that all reporting persons timely filed all required Section 16 filings with respect to such fiscal year.

OTHER BUSINESS

      The Board knows of no other matters to be brought before the shareholders at the meeting. In the event other matters are presented for a vote at the meeting, the proxy holders will vote shares represented by properly executed proxies at their discretion in accordance with their judgment on such matters.

      At the meeting, management will report on our business and shareholders will have the opportunity to ask questions.

TO SHAREHOLDERS

      Our Annual Report is being mailed to shareholders with this proxy statement. Additional copies of the Annual Report may be obtained without charge by writing to Tom Anderson, Executive Vice President & Chief Financial Officer, PremierWest Bancorp, P.O. Box 40, 503 Airport Road, Medford, Oregon 97501.

      Copies of the public portions of reports to the SEC may be inspected and copied at the headquarters of the SEC, 450 Fifth Street, NW, Washington, D.C. 20549. Certain information is available electronically at the SEC's Internet web site at www.sec.gov.

      Copies of the public portions of reports to the FDIC may be inspected and copied at the office of the FDIC, 550 17th St. N.W., Washington, D.C. Certain financial information filed by PremierWest with the FDIC is available electronically at the FDIC's Internet web site at www.fdic.gov.

INDEPENDENT PUBLIC ACCOUNTANTS

      Moss Adams LLP, independent Certified Public Accountants, audited the consolidated financial statements of the Company for the years ended December 31, 2006, 2005 and 2004. Representatives of Moss Adams LLP, are expected to be present at the annual meeting, will be given the opportunity to make a statement, and will be available to respond to any appropriate questions.

      During the Company's two most recent fiscal years, Moss Adams LLP, has not advised the Company that: (a) the internal controls necessary to develop reliable financial statements did not exist; (b) information had come to the attention of Moss Adams LLP which made it no longer able or unwilling to rely on management's representation, or unwilling to be associated with the financial statements prepared by management; (c) the scope of the audit should have been expanded significantly; (d) information had come to Moss Adams LLP's attention that it had concluded would, or if further investigated might have, materially impacted the fairness or reliability of a previously issued audit report or the underlying financial statements, or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent audited financial statements, or (e) information has come to its attention that it concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements or (ii) the financial statements issued or to be issued covering the fiscal periods subsequent to December 31, 2006, that would prevent it from rendering an unqualified audit report, and such issue had not been resolved to Moss Adams LLP's satisfaction.

PROPOSALS OF SHAREHOLDERS

      Any shareholder who wishes to submit a proposal for consideration at the next annual meeting must submit the proposal no later than December 15, 2007, to be entitled to have the proposal included in our Proxy Statement for the next Annual Meeting of Shareholders.

(This page intentionally left blank)

PREMIERWEST BANCORP

REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2007

Two New Ways to Vote VOTE BY INTERNET OR TELEPHONE 24 Hours a Day - 7 Days a Week It's Fast and Convenient

INTERNET	OR	TELEPHONE	OR	MAIL
www.proxyvoting.com/prwt		1-888-426-7035

• Go to the website listed above.		• Use any touch-tone telephone.		• Mark, sign and date your proxy
card.
• Have your proxy card ready.		• Have your proxy card ready.		• Detach your proxy card.
• Enter your Control Number located		• Enter your Control Number		• Return your proxy card in the
above your name and address		located above your name and		postage paid envelope provided.
address.
• Follow the simple instructions on		• Follow the simple recorded
the website		instructions.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. If you have submitted your proxy by the Internet or telephone there is no need for you to mail back your proxy card.

The Board of Directors recommends a vote FOR election of all of the nominees.

The Board of Directors recommends a vote FOR the amendment to the 2002 Stock Incentive Plan.

• IF YOU ARE NOT VOTING BY THE INTERNET OR TELEPHONE, USE THE ATTACHED PROXY CARD

The undersigned hereby appoints John L. Anhorn and Richard R. Hieb, and each of them, proxies with full power of substitution to vote on behalf of the undersigned all shares of common stock of PremierWest Bancorp at the Annual Meeting to be held on May 24, 2007, and any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, with respect to the following:

1. Election of Directors      [   ] FOR all nominees       [   ] WITHHOLD AUTHORITY for all nominees*      [   ] EXCEPTIONS*
PLEASE DETACH HERE You Must Detach This Portion of the Proxy Card •Before Returning it in the Enclosed Envelope•

*Instructions: To withhold authority to vote for any individual nominee mark the "EXCEPTIONS" box and strike a line through that nominee's name  below. Nominees: 01 John L. Anhorn, 02 Richard R. Hieb, 03 James M. Ford, 04 John A. Duke 05 Patrick G. Huycke, 06 Rickar D. Watkins, 07 Brian Pargeter, 08 Dennis N. Hoffbuhr, 09 Thomas R. Becker, 10 James L. Patterson, and 11 John B. Dickerson.

2. Approve Amendment to the 2002 Stock Incentive Plan [ ] FOR [ ] AGAINST
2. Other Matters. At the discretion of the proxy holder, on such other business as may properly come before the meeting and any adjournments or postponements thereof.
The Board of Directors recommends a vote FOR the election of all of the nominees listed above and FOR the amendment to the 2002
Stock Incentive Plan. Either or both of the proxies (or substitutes)
present at the meeting may exercise all powers granted hereby. The shares represented by this Proxy will be voted as specified above, but if no specification is made, this Proxy will be voted FOR the election of all nominees and FOR the amendment to the 2002 Stock
Incentive Plan. Proxies may vote in their discretion as to other matters that may come before the meeting. Please date and sign exactly as name appears herein. Joint owners should each sign.
Where applicable, indicate position or representative capacity.
Dated: ________________________________
Signature: ____________________________
Signature: ____________________________